EXHIBIT 99.1

Jushi Holdings Inc. Announces Option Re-Pricing Program

Boca Raton, Florida – November 16, 2023 - Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce that an independent committee of its board of directors has approved an option re-pricing program with respect to certain options (collectively, the “Subject Options”) issued to seven senior management employees and three independent directors (collectively, the “Eligible Participants”) under the Company’s 2019 Equity Incentive Plan (as amended, the "Option Plan").

The board of directors of the Company (the “Board”) recognizes that the current trading price of the subordinate voting shares of the Company (the “Shares”) is significantly lower than the exercise price of the Subject Options, and as such, the Subject Options are considerably “out of the money”. “Stock options are a critical component of Jushi’s compensation philosophy for senior management, the focal point of which is to increase long-term stockholder value. The Board believes it is critical to the future success of Jushi to revitalize the incentive value of the options granted to senior management to retain and motivate these employees to work towards Jushi’s financial success,” said Bill Wafford, independent director of the Company.

To comply with the policies of the Canadian Securities Exchange (the “CSE”) and applicable Canadian and US securities laws, Jushi has implemented a one-time offer (the “Program”) that permits Eligible Participants that hold options under the Option Plan with exercise prices that range between US$3.91 and US$4.71 to have those options cancelled and reissued on a future date (the “Option Re-Issuance Date”) at an exercise price based on the current trading price of the Shares on the Option Re-Issuance Date and otherwise in accordance with the Option Plan (the “Re-Issuance Exercise Price”). A total of 3,224,000 Subject Options (or 11% of the options authorized under the Option Plan) are part of the Program (including 1,465,000 Subject Options held by two officers of the Company). James Cacioppo, the CEO of the Company, is not eligible to participate in the Program.

Participation in the Program is voluntary. Eligible Participants that participate in the Program will have all of their Subject Options cancelled on November 17, 2023, and then will have the same number of options re-issued under the Option Plan (the “Replacement Options”) on the Option Re-Issuance Date at the Re-Issuance Exercise Price. The expiry date will be ten years from the Option Re-Issuance Date and the vesting of the Replacement Options held by the officers and directors will be reset (other than 300,000 Subject Options held by one officer of the Company will not be reset). The Subject Options of Eligible Participants that choose not to participate in the Program will remain outstanding pursuant to their current terms, including the current exercise price, expiry date and vesting schedule.

The Company also announces that, in order to assist the Company in managing the share reserve under the Plan and to also assist the Company in managing cash and near-term working capital requirements, the Company and Mr. Cacioppo have agreed to certain amendments to Mr. Cacioppo’s employment agreement (collectively, the “Employment Agreement Amendments”). All of the Employment Agreement Amendments were approved on behalf of the Company by the independent directors of the Company.

Pursuant to the Employment Agreement Amendments, Mr. Cacioppo, has agreed to: (i) cancel 3,000,000 Options that were granted to him on October 27, 2021; (ii) waive his annual salary increase of US$100,000 for 2024; and (iii) waive his annual bonus entitlement of US$850,000 for the measurement period 2023. In consideration of the foregoing cancellations and waivers, Mr. Cacioppo will receive the following: (1) a lump sum cash payment in the amount of US$212,500; (2) US$1,150,000 aggregate principal amount of 12% second lien notes on the same terms as the notes that were issued by the Company in its private placement that was completed in December 2022; and (3) Warrants to purchase up to approximately US$575,000 worth of the Shares at an exercise price per Share equal to the greater of: (a) a 25% premium to the volume-weighted average price per Share of the Shares on the CSE (converted into U.S. Dollars) over the trailing 10 trading day period prior to the date the Warrants are granted, and (b) the Fair Market Value (as defined in the Option Plan) of the Shares on the CSE (converted into U.S. Dollars) on the date the Warrants are granted, but otherwise on the same terms as the warrants that were issued by the Company in its private placement that was completed in December 20221.

1 Following the cancellation of the aforementioned 3,000,000 options held by Mr. Cacioppo, Mr. Cacioppo will own approximately 13.31% of the Shares, calculated on a fully diluted basis. For illustrative purposes only, using a 10-trading day period for the Shares ending November 13, 2023, pursuant to the amendments to Mr. Cacioppo’s employment agreement, Mr. Cacioppo would receive approximately 737,179 warrants to acquire Shares with an exercise price of US$0.78, and including such warrants, Mr. Cacioppo would own approximately 13.52% of the Shares, calculated on a fully diluted basis.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts and competitive applications. Jushi strives to maximize shareholder value while delivering high quality products across all levels of the cannabis ecosystem. For more information please visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, including with respect to executive employee retention planning; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:
Investor Relations and Media Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com